Exhibit 99.1

Tenet Board Appoints Two Independent Directors

DALLAS – May 29, 2018 – Tenet Healthcare Corporation (NYSE: THC) today announced the appointment of two independent directors to its Board: General Lloyd J. Austin, III and Meghan M. FitzGerald, DrPH.
Bob Kerrey, Lead Director, said, “As a retired four-star general whose career spans more than four decades in the U.S. Army, Lloyd has demonstrated a powerful commitment to service and leadership with integrity. Meg has an impressive background that combines experience across different aspects of healthcare, including policy, innovation, business development and strategy. We are thrilled to welcome our new directors, and we are confident they will add tremendous value.”
Ron Rittenmeyer, Executive Chairman and CEO, said, “We have been steadfast in our commitment to accelerate change across the company. This applies to all facets of operations and all levels of leadership – including adding five new directors to our board in the last seven months. Lloyd and Meg have remarkable experience and will offer new and valuable insights as we continue to improve performance and drive value for our shareholders.”
Biographical Information (General Lloyd J. Austin, III)
Austin is a retired four-star general who served for 41 years in the U.S. Army. From March 2013 through March 2016, Austin served as the Commander of U.S. Central Command responsible for military strategy and joint operations throughout the 20-country Central Region that includes Iraq, Syria, Iran, Afghanistan, Pakistan, Yemen, Egypt and Saudi Arabia. Prior to that, he served as the 33rd Vice Chief of Staff of the U.S. Army from January 2012 to March 2013 and as the Combined Forces Commander in Iraq from September 2010 through 2011. He is the recipient of numerous U.S. military awards, including the Silver Star, five Defense Distinguished Service Medals and the Legion of Merit. Austin currently serves as a director of United Technologies Corporation and Nucor Corporation. He is a graduate of the U.S. Military Academy and holds master’s degrees from Auburn University (Education) and Webster University (Business Management).
Biographical Information (Meghan M. FitzGerald, DrPH)
FitzGerald is a Managing Partner at L1 Health LLC, an investment fund specializing in healthcare. She also serves as an Assistant Professor of Health Policy at Columbia University. From May 2015 to October 2016, FitzGerald served as Executive Vice President of Strategy and Policy at Cardinal

Health, a healthcare services and product company. From 2010 to 2015, she served as President of Cardinal’s Specialty Solutions division. FitzGerald serves as a director of two other public companies, Arix Bioscience plc and Concert Pharmaceuticals, Inc. She holds a DrPh in Healthcare Policy from New York Medical College, a BSN in Nursing from Fairfield University, and a Master of Public Health from Columbia University.
About Tenet Healthcare
Tenet Healthcare Corporation is a diversified healthcare services company with approximately 115,000 employees united around a common mission: to help people live happier, healthier lives. Through its subsidiaries, partnerships and joint ventures, including United Surgical Partners International, the Company operates general acute care and specialty hospitals, ambulatory surgery centers, urgent care centers and other outpatient facilities in the United States and the United Kingdom. Tenet’s Conifer Health Solutions subsidiary provides technology-enabled performance improvement and health management solutions to hospitals, health systems, integrated delivery networks, physician groups, self-insured organizations and health plans. For more information, please visit www.tenethealth.com.
The terms “THC”, “Tenet Healthcare Corporation”, “the Company”, “we”, “us” or “our” refer to Tenet Healthcare Corporation or one or more of its subsidiaries or affiliates as applicable.

###

Investor Contact: Brendan Strong 469-893-6992 investorrelations@tenethealth.com	Media Contact: Lesley Bogdanow 469-893-2640 mediarelations@tenethealth.com

Tenet uses its company website to provide important information to investors about the company including the posting of important announcements regarding financial performance and corporate developments.